Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS FEBRUARY
SAME STORE SALES INCREASE 15 PERCENT

     PEMBROKE PINES, FL., March 4, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended February 28, 2004 increased 15 percent following a six percent increase in same store sales during the corresponding four-week period last year. Total sales during the four-week period ended February 28, 2004 increased 23 percent to $82,230,000 compared with $66,858,000 for the comparable four-week period last year.

     Same store sales results by brand for February 2004 compared to February 2003 were as follows:

•	Claire’s North America: positive low twenties
•	Claire’s Europe: negative mid single digits
•	Icing by Claire’s: positive high twenties

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our European same store sales for February 2004 showed measurable improvement over last November and December, although they were slightly below January. We continue to be extremely focused on improving the shopping experience in our European stores. We are modifying the look of the stores by bringing the merchandise mix more in line with Claire’s U.S. selection and raising the level of customer service to new heights. We anticipate seeing positive results later this fiscal year, as these actions take time to implement. In addition, in February, Roger Esdon, formerly, Vice President, Canada, was promoted to the position of President and Chief Operating Officer of Claire’s UK and will relocate to Birmingham. Roger has been with Claire’s since 1995. Under his leadership, Claire’s Canada has grown from 50 to nearly 200 stores and has repeatedly turned in high levels of same store sales growth. We believe this new leadership in the United Kingdom and Ireland will provide added support to our team there and quicken the pace of change.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “February was a blockbuster month across North America, with Claire’s and Icing by Claire’s each turning in same store sales growth in excess of twenty percent. The combination of a deep merchandise selection, carefully vetted new styles and vibrant spring colors has generated brisk traffic. Our customers reacted to the merchandise in the best way possible, by filling their shopping baskets. Their early enthusiasm for our first spring offerings gives us confidence that the direction we will be following throughout the balance of spring and into summer is on target with consumer demand.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,230	$66,858	23%	15%
Year to Date	$82,230	$66,858	23%	15%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of February 28, 2004, Claire’s Stores, Inc. operated approximately 2,820 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations

Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com